Exhibit 23.1

INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

To the Board of Directors
Solomon Technologies, Inc. and subsidiaries
Tarpon Springs, Florida

We hereby consent to incorporation by reference in Registration Statement Number 333-119905 on Form S-8 of our report dated March 12, 2004 on the consolidated balance sheet of Solomon Technologies, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, changes of stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, which appear in the December 31, 2004 Annual Report on Form 10-KSB of Solomon Technologies, Inc.

/s/ Radin Glass & Co., LLP

New York, New York
March 31, 2005